Exhibit 99.2: Press release

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Marani Brands, Inc.
13152 Raymer Street
North Hollywood, CA 91605
Phone: (818) 503-5200 - Fax: (818) 503-4478
e-mail: araz@maranispirit.com

FOR IMMEDIATE RELEASE

MARGIT EYRAUD RESIGNS AS CEO OF MARANI BRANDS,
BOARD NAMES ARA ZARTARIAN AS SUCCESSOR

LOS ANGELES, CA, October 3, 2008 - Marani Brands, Inc. (MRIB.OB; OTC BB) announced today that its President and Chief Executive Officer, Margrit Eyraud, has resigned to pursue other interests, effective immediately. Ms. Eyraud will remain as Chairman of the Board of the Company.

The Board has selected Ara Zartarian to succeed Ms. Eyraud as the Company’s President and Chief Executive Officer, also effective immediately. Mr. Zartarian is currently the Company’s Chief Operating Officer.

“I have enjoyed my time with the Company, and wish the best of luck to my successor and Marani Brands.” said Ms. Eyraud.

About Marani Brands, Inc.

Marani Brands, Inc. brands, markets and distributes fine wine and spirit products in the United States. Its signature product “Marani Vodka” is a premium vodka manufactured exclusively for Marani in Armenia. Marani Vodka is made from winter wheat harvested in Armenia, distilled three times, aged in oak barrels lined with honey and skimmed dried milk, then filtered twenty-five times. Marani Vodka was awarded the gold medal in the International Spirit Competition, held in San Francisco, California, in both 2004 and 2007, and the 5 Diamond Award by the American Academy of Hospitality and Sciences in March 2008.

Forward-looking Statements

Certain statements made in this press release contain forward-looking statements that involve a number of risks and uncertainties. This forward-looking information is based on certain assumptions that may prove to be incorrect. In addition, operations involve numerous risks and uncertainties, many of which are beyond Marani Brand’s control, which could result in expectations not being realized or otherwise materially affect the financial condition, results of operation and cash flows. Additional information regarding these and other risks are contained in Marani Brand’s filings with the Securities and Exchange Commission.